Income Statements - Unaudited
           Ricketts Enterprises International, Inc.
             For the Year Ended December 31, 1995
                             and
          BAP Acquisition Corp. and its Subsidiaries
         For the Nine Months Ended September 30, 1996

                                    9 Months       Year
                                    9-30-96        12-21-95
                                    Unaudited      Audited
                                    $ 63,928       $ 57,009
REVENUE                             ---------      ---------


EXPENSES
Repairs and Maintenance             $  6,900       $  8,329
Office Expense                         3,446          5,848
Utilities and Telephone                6,654          5,786
Rent                                   5,176          5,751
Dues & Subscriptions                   2,951          3,845
Management                               817          1,195
Professional Fees                      1,739            950
Taxes and Licenses                     1,506            780
Real Estate Taxes                      6,124
Auto Expense                             598            489
Travel & Entertainment                   403            730
Insurance                              1,643
Advertising                              392
Commissions                            1,000
                                    ---------      ---------
Total Operating Expenses            $ 39,349       $ 33,703
                                    ---------      ---------

NET INCOME FROM OPERATIONS          $ 24,579       $ 23,305
                                    ---------      ---------

OTHER EXPENSES
Depreciation                        $  8,952       $  5,713
Contributions                            211            150
Interest                               9,421          7,481
Amortization                           1,092            -0-
                                    ---------      ---------
Total Other Expenses                $ 19,676       $ 13,344


NET INCOME                          $  4,903       $  9,961
                                    =========      =========

EARNINGS PER COMMON SHARE           $  0.001       $  0.002

See Accountant's Report